EXHIBIT 10.28

Compensatory Arrangements with Executive Officers

Base Salary

                The current annual base salaries of each of the executive officers of PLC Systems Inc. (the “Company”) are as follows:

Mark R. Tauscher, President and Chief Executive Officer	$310,247

James G. Thomasch, Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer	$194,776

Dr. Robert I. Rudko, Chief Scientific Officer	$214,454

Vincent C. Puglisi, Managing Director, International	$161,537

Kenneth J. Luppi, Vice President of Operations	$164,625

Cash Bonus Compensation

On February 13, 2008, the Compensation Committee of the Company’s Board of Directors approved the bonus arrangements for its executive officers for 2008.

Messrs. Tauscher, Thomasch and Luppi and Dr. Rudko will each receive a bonus based (i) 70% on the attainment of defined milestones related to patient enrollment during the fiscal year ending December 31, 2008 in the U.S. pivotal clinical trial for the Company’s RenalGuard System, (ii) 25% on the attainment of defined milestones during the fiscal year ending December 31, 2008 related to patient enrollment in the Company’s clinical trial for the RenalGuard System in Italy and sales of disposable RenalGuard products in Italy, and (iii) 5% on the financial performance of the Company’s transmyocardial revascularization (“TMR”) business during the fiscal year ending December 31, 2008.  The target bonus payment for Mr. Tauscher is 50% of his base salary, for Mr. Thomasch is 40% of his base salary, and for Mr. Luppi and Dr. Rudko is 30% of each of their respective base salaries.  The bonus payments may be adjusted downward if the Company does not attain the defined milestones or the financial performance of the Company’s TMR business does not meet the targets, and the bonus payments may be adjusted upward if the defined milestones related to patient enrollment in the U.S. pivotal clinical trial are exceeded.

                Mr. Puglisi will receive a bonus based (i) 75% on the financial performance of the Company’s international business during the fiscal year ending December 31, 2008 and (ii) 25% on the attainment of defined milestones during the fiscal year ending December 31, 2008 related to patient enrollment in the Company’s clinical trial for the RenalGuard System in Italy and sales of disposable RenalGuard products in Italy.  The maximum bonus payment for Mr. Puglisi is 30% of his base salary.

Other Compensation

                Mr. Tauscher and Mr. Thomasch each currently receive an annual car allowance of $12,000.  Mr. Luppi, Mr. Puglisi and Dr. Rudko each currently receive an annual car allowance of $6,000.

                The Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company’s 2005 Stock Incentive Plan.